SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )
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Filed by a Party other than the Registrant   ☐

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☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Pursuant to §240.14a-12
LIFEVANTAGE CORPORATION
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Explanatory Note
The following are excerpts from a transcript of a conference call conducted by LifeVantage Corporation (“LifeVantage” or the “Company”) in the afternoon of September 1, 2015 regarding its fourth quarter and fiscal year ended June 30, 2015 earnings. The excerpts contain only those portions of the transcript relating to discussion of the Company’s proxy proposal seeking approval of a reverse stock split of the Company’s common stock at the Company’s fiscal 2016 annual meeting of shareholders, as further described in the Company’s preliminary proxy statement filed with the Securities and Exchange Commission on September 1, 2015.
Darren Jensen - LifeVantage Corporation – CEO
Before I conclude my remarks, I would like to briefly address our plan to maintain our NASDAQ listing. We meet all financial standards necessary for continued listing on NASDAQ; however, our current stock price does not meet the minimum bid price requirement of $1.00 per share. In an effort to meet this minimum share price requirement and ensure continued listing on NASDAQ, we are now filing a preliminary proxy statement that outlines our proposal to implement a reverse stock split. Our Board of Directors has unanimously approved the reverse stock split, with the primary intent of increasing the price of our common stock. Our Board of Directors believes that in addition to increasing the price of our common stock, the reverse stock split will also make our common stock more attractive to a broader range of institutional and other investors.
As you saw from our earnings release today, we generated over $190 million of revenue this past year, have solid EBITDA, and expect both metrics to improve in FY16. We are submitting the reverse stock split proposal to our stockholders for approval from a position of strength, not of weakness. We currently have just under 100 million shares outstanding, and as many of you have mentioned to us, that is too many. If approved, we would expect the reverse stock split to enable us to meet the minimum bid price to continue listing on NASDAQ, which is extremely important as we look to enhance and maximize long-term shareholder value.
During the past three years, we have been very open about our desire to significantly reduce our shares outstanding and we have repurchased approximately 30 million shares. Many institutional funds we have spoken to have also expressed their view that companies our size should have fewer shares outstanding. We believe that having fewer shares outstanding and a higher stock price will make our Company more attractive to institutional money managers. While we are confident that the plan that I have outlined will drive improved financial results, which should ultimately be reflected in our stock price, it is important that we take this step in the near future. We hope that our shareholders will vote in favor of the proposal.
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Additional Information
LifeVantage has filed a preliminary proxy statement and will file a definitive proxy statement and other relevant documents concerning the fiscal year 2016 annual meeting of shareholders with the Securities and Exchange Commission prior to soliciting proxies from shareholders. Shareholders are urged to read the definitive proxy statement when it becomes available because it will contain important information. Shareholders may obtain, free of charge, copies of the definitive proxy statement (when it is available) and other documents filed by LifeVantage with the Securities and Exchange Commission at the Securities and Exchange Commission’s website, www.sec.gov. In addition, documents filed with the Securities and Exchange Commission by LifeVantage will be available free of charge from LifeVantage by writing LifeVantage at: LifeVantage Corporation. Attn: Corporate Secretary, 9785 South Monroe Street, Suite 300, Sandy, Utah 84070 or by calling LifeVantage at (801) 432-9000. LifeVantage and its directors and executive officers and certain other of its employees may be soliciting proxies from shareholders of LifeVantage with respect to the reverse stock split proposal and other proposals described in the definitive proxy statement (when it is available). Information concerning the participants in the solicitation is set forth in the preliminary proxy statement filed with the Securities and Exchange Commission.